May 30, 2022

CONFIDENTIAL

William Kircher

7018 Woodland Drive

Dallas, TX 75225

Dear Bill,

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Triumph Group, Inc. (“Triumph” or the “Company”). You and Triumph acknowledge and agree that your separation is deemed to be a “Qualifying Termination” for purposes of the Triumph Group, Inc. Executive Change in Control and General Severance Plan for Executive and Management Employees (the “Severance Plan”). We appreciate your service to Triumph and thank you for all of your efforts. In recognition of your service to Triumph and you’re agreeing to be bound by the terms and conditions of this Agreement, we have agreed to the following exit package for you:

1.
Separation Date: Your last day of employment with the Company was June 1, 2022 (the “Separation Date”).
2.
Separation Package: In exchange for your acceptance and agreement to all terms of this Agreement, and provided you do not revoke this Agreement, the Company shall provide you with the following (the “Separation Package”):
a.
The Company shall pay you a total of $500,000 (“Severance Payment”), which represents 12 months of base salary. The payments will be made in regular periodic installment payments at the rate of $19,230.76 biweekly. Severance Payment installments shall commence on the first regular payroll within 30 days after the expiration of the seven (7) day revocation period set forth in section 14(h) of this Agreement has expired (assuming you have not revoked the Agreement within that period).
b.
The Company shall pay you $467,945, an amount based on your bonus opportunity consisting of the following two components: (i) an amount equal to $400,000, representing your target bonus opportunity for the year of termination (the “Target Bonus Payment”), (ii) an amount equal to $67,945, the bonus you would have been entitled to under the Company’s performance bonus plan based on the Company’s actual performance for the fiscal year ending March 31, 2023 assuming you had remained employed with the Company (the “Performance Bonus Payment”). The Performance Bonus Payment will be prorated to reflect your service through the Separation Date. The Target Bonus Payment shall be paid in a lump sum on the first regular payroll within 30 days after the expiration of the seven (7) day revocation period set forth in section 14(h) of this Agreement (assuming you have not revoked the Agreement within that period). The Performance Bonus Payment shall be paid in a lump sum at the same time as bonus payments are paid to active employees (assuming you have not revoked the Agreement within the period set forth in section 14(h) prior to such date).
c.
Subject to the release requirements of section 7 hereof, in accordance with the terms of Section 3.3(c) of the Severance Plan, and notwithstanding the terms or provisions of any applicable equity plan or equity award agreement:
i.
you shall be deemed vested as of the Separation Date in the 14,997 units of your currently unvested time-based restricted stock units which are scheduled to vest in the next twelve (12) months.

d.
The Company shall pay directly on your behalf for executive coaching services through The Group for a period of six (6) months following the Separation Date up to a maximum of $20,000.

All payments made pursuant to this Agreement shall be less all lawfully required deductions and withholdings. You acknowledge and agree that the Separation Package and other commitments by Triumph set forth herein constitute good and valuable consideration for this Agreement, which you would otherwise not be entitled to absent your execution of this Agreement. As such, your receipt of the Separation Package is expressly conditioned on your execution and non-revocation of this Agreement including but not necessarily limited to the release provisions of sections 7 and 14 hereof. You agree to be solely responsible for determining the tax consequences of the payments made to you under this Agreement, reporting the same to the appropriate governmental authorities, and the payment of any taxes due. You shall defend, indemnify, and hold the Released Parties (as defined below) harmless from and against any and all losses including, but not limited to, attorneys’ fees, costs, back taxes, interest and penalties, except legally mandated employer contributions, as a result of such tax determination, the reporting or the non-reporting thereof, and/or the payment or failure to pay any tax thereon.

3.
Health Benefits Continuation: Regardless of whether you execute this Agreement, you and your eligible dependents will continue to be covered under the Company’s health insurance plan if you elect COBRA coverage. Subject to your execution and non-revocation of this Agreement, if you do elect COBRA coverage, the Company will, in accordance with Section 3.3(d) of the Severance Plan, pay on your behalf that portion of the total COBRA premium such that you will be responsible for paying the same monthly premium as in effect immediately prior to the Separation Date for the first twelve (12) months of COBRA coverage. Notwithstanding the foregoing, if you subsequently become employed with a new employer that offers substantially similar group medical insurance coverage to its employees, or you otherwise become ineligible for COBRA continuation coverage, the benefits provided under this section 3 shall cease. You will be notified of your COBRA rights in due course by the Company.
4.
Equity Awards: Except as otherwise provided in section 2.c hereof with respect to the Accelerated Equity Awards, you understand and agree that as a result of your termination, any portion of your outstanding equity awards that have not been earned or which remain subject to forfeiture restrictions as of the Separation Date, shall be forfeited without payment and otherwise cancelled as of the Separation Date.
5.
Final Wages: You acknowledge and agree that as of your execution of this Agreement, you have received payment of all wages, compensation, and benefits owed to you pursuant to your employment with the Company other than as set forth in this Agreement. You further agree the Company is not indebted to you in any amount or for any reason. Therefore, you agree that you do not have knowledge of any potential or actual dispute with the Company about any wages or compensation to which you believe you are entitled.
6.
Triumph Group, Inc. 401(k) Plan: You are entitled to the applicable choices outlined in the plan prospectus or its supplements in regard to your account under the Triumph Group, Inc. 401(k) Plan (the “401(k) Plan”). Your benefits under the 401(k) Plan are governed by the terms of the 401(k) Plan. Following your termination of employment, you will be entitled to apply for and receive a distribution (including a tax-deferred rollover) of your vested 401(k) Plan benefits. Any existing 401(k) Plan deferral elections will terminate as of your Separation Date.
7.
General Release: You understand and acknowledge that the benefits contained in this Agreement exceed the benefits to which you would otherwise be entitled upon termination of your employment. In consideration for the additional benefits extended to you in this Agreement, and intending to be legally bound:

a.
You agree to RELEASE AND HOLD HARMLESS FOREVER, Triumph, its parents, subsidiaries, successors, officers, employees, attorneys, and assigns (the “Released Parties”) from any and all causes of action, known or unknown, arising out of or relating to your association and/or employment with or termination from the Company, which may have existed prior to or contemporaneously with the execution of this Agreement, including but not limited to the following: constructive discharge, negligence, breach of contract, breach of express or implied covenant, defamation, libel, slander, intentional or negligent infliction of emotional distress, tortious interference with contract, retaliation, wrongful discharge, bad faith, failure to pay wages, bonuses, commissions or other benefits, attorneys’ fees, or any other contract or tort claims, Title VII of Civil Rights Act of 1964, as amended (Title VII), Fair Labor Standards Act (FLSA), Americans With Disabilities Act (ADA), Employee Retirement Income Security Act of 1974 (ERISA) (except to the extent unrelated to Employee’s termination of employment to enforce Employee’s right to vested benefits which may have accrued under pension or savings plans or to receive any employee benefits for which Employee is eligible under the express terms of any other employee benefits plans, according to the terms of those plans as they may be amended from time to time), Equal Pay Act (EPA), Rehabilitation Act of 1973, Family and Medical Leave Act (FMLA), National Labor Relations Act (NLRA), Labor Management Relations Act (LMRA), Worker Adjustment and Retraining Notification Act (WARN), Age Discrimination in Employment Act (ADEA), Older Workers Benefit Protection Act of 1990 (OWBPA), Occupational and Safety Health Act (OSHA), the Genetic Information Nondiscrimination Act of 2008 (GINA), Uniformed Services Employment and Re-employment Rights Act (USERRA); Executive Orders 11246 and 11141; the False Claims Act (including the qui tam provision thereof); the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA); The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank); the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); Pennsylvania Human Relations Act; Pennsylvania Minimum Wage Act; Pennsylvania Whistleblower Law; Pennsylvania Wage Payment and Collection Law, as amended; Pennsylvania Worker and Community Right to Know Act; “”’’or any other action under any federal, state or local statute, as amended, or regulation or other common law.
b.
Notwithstanding the foregoing, you understand and agree this Agreement does not impair or limit your right to file an administrative charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or any comparable federal, state, or local enforcement agency, but you cannot file a lawsuit on any such charge. You understand that you have waived and released any and all claims for money damages and equitable relief that you may recover from the Company and/or Released Parties pursuant to the filing or prosecution of any administrative charge against the Company by you, or any resulting civil proceeding or lawsuit brought on your behalf for the recovery of such relief, and which arises out of the matters that are and may be released or waived by this Agreement. You also understand, however, that this Agreement does not limit your ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit your right to receive an award for information provided to any government agencies.
8.
Nondisparagement. You agree to not disparage or otherwise comment negatively in any way upon the Company or the Released Parties, including, but not limited to Triumph Group, Inc., any of its former or current directors, officers, or employees, its business practices, projects, clients, or services, to any person, either orally or in writing, unless otherwise provided by law; however, the non-disparagement obligations under this section do not interfere with or restrict your ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.
9.
Confidentiality, Non-Disclosure, and Non-Disparagement.

a.
You acknowledge your continuing obligations under any agreements you have signed regarding post-employment duties of confidentiality, protection of trade secrets, inventions assignment, and/or non-solicitation/non-competition. Additionally, you agree that you shall not at any time use, publish, disclose, or authorize anyone else to use, publish, or disclose any Confidential Information belonging or relating to Triumph or any of its parents, subsidiaries, or affiliates. Confidential Information means any and all information, observations and data of any sort (whether or not embodied in a tangible or intangible form) that is not generally known to the public and that is disclosed or otherwise revealed to you, or discovered or otherwise obtained by you or of which you became or become aware, directly or indirectly, at any time during the course of your employment with or service to Triumph. Confidential Information includes, but is not limited to models, drawings, blueprints, memoranda, documents or records of proprietary nature; information relating to research, manufacturing processes, bills of material, finance, accounting, sales, personnel management and operations; and information particularly relating to customer lists, price lists, customer service requirements, costs of providing service and equipment, pricing and equipment maintenance costs. The purpose of this provision is to protect Triumph’s proprietary, confidential, and trade secret information from improper use or disclosure, to the maximum extent permitted by law. Confidential Information does not include information that: (A) becomes available to the public through no wrongful action of yours; (B) is received from a third party without restriction and without breach of this Agreement; or (C) is independently developed by you without use of or reliance on the Company’s Confidential Information.
b.
The Federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to Company employees (defined as employees, contractors, and consultants) for limited disclosures of the Company’s trade secrets. Specifically, a Company employee, may disclose trade secrets: (i) in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, a Company employee who files a retaliation lawsuit for reporting a suspected violation of law may also use and disclose related trade secrets in the following manner: (i) the individual may disclose the trade secret to his/her attorney, and (ii) the individual may use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to court order.
c.
Nothing in this Agreement (including with respect to confidential information, and trade secrets) is intended to be or will be construed to prevent, impede, or interfere with your right to respond accurately and fully to any question, inquiry, or request for information regarding your employment with the Company when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.
10.
Assignment of Intellectual Property: You agree to assign to the Company any rights you may have in the Confidential Information, and in any other intellectual property developed by you in whole or in part while employed by the Company and which relates specifically to the Business (defined below). You agree that all such intellectual property is the sole property of the Company and its assigns. You irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and on your behalf to execute, verify, and file any documents and to do all other lawfully permitted acts to further the purposes of this assignment, with the same legal force and effect as if executed by you.

11.
Restrictive Covenants: For purposes of this section 11, the term “Company” shall include Triumph Group, Inc. and any of its current subsidiaries. You acknowledge that you have had access to the Company’s Confidential Information, customer information, customer and prospective customer relationships, employee relationships, vendor information/relationships, and other key business information and relationships that are integral to the Company’s ability to achieve its business goals remain competitive. In order to protect these business interests, and in consideration for Separation Package and benefits provided in this Agreement, you agree to the following restrictions.
a.
Definitions.
i.
As used in this Agreement, the term “Business” means the manufacturing, overhauling, repair, and sale of aerospace structures, systems, components, and accessories for commercial and military aircrafts; provided however, that the term “Business” as defined herein is restricted to the manufacturing, overhauling, repair, and sale of aerospace structures, systems, components and accessories made available by Triumph to its customers at the time you execute this Agreement.
ii.
As used in this Agreement, the term “Restrictive Period” means the twelve (12) month period after the Separation Date.
iii.
As used in this Agreement, the term “Restricted Geographic Area” means anywhere Triumph performed Business during your employment by Triumph where your use or disclosure of Triumph’s Confidential Information, whether for your own benefit or on behalf of a competitor, could materially disadvantage Triumph regardless of your physical location.
b.
Non-Competition. You agree that during the Restrictive Period and in the Restricted Geographic Area, you will not, directly or indirectly participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes with the Company in the Business or perform the same or similar services or responsibilities you performed for the Company in connection with any non-Triumph business that is substantially similar to the Business; provided, however, that you may invest your funds in securities of a person engaged in a business that is directly competitive with the Business if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and your holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.
c.
Non-Solicitation of Customers. During the Restrictive Period, you shall not, directly or indirectly solicit business from or perform services for, or for the benefit of, any customer or account of Triumph with which you had contact, participated in the contact, or about which you had knowledge of Confidential Information by reason of your relationship with Triumph within the twelve (12) month period prior to the Separation Date.
d.
Non-Inducement and Non-Hire. During the Restrictive Period, you shall not, directly or indirectly, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, any person who during the twelve (12) months immediately preceding the Separation Date is or was an officer, employee, or consultant of Triumph.
e.
Covenants are Reasonable. You understand and agree that the covenants in this section are necessary and essential to protect Triumph’s Confidential Information and other legitimate Business interests, including the goodwill and relationships it has developed in its customers and employees; that the duration and scope of the covenants in this section are reasonable and necessary to protect Triumph; that they do not unduly oppress or restrict your ability to earn a livelihood in your chosen profession; that they are not an undue restraint on your trade or any of the public interests that may be involved; that good and valuable consideration exists for your agreement to be bound by such covenants; and that Triumph has a legitimate business purpose in requiring you to abide by the covenants set forth in this section.
f.
Restriction on Right to Receive Severance. In the event you fail to comply with or violate the post-employment restrictions set forth in sections 8, 9, 10, 11, 12, or 13 of this Agreement, your right to receive any severance benefits under sections 2 and 3 of this Agreement shall immediately cease and you shall be required to repay all of the Severance Payments, Bonus Payment, outplacement services, COBRA premiums and other severance benefits previously received by you to Triumph. Triumph’s right to rescind any payments under sections 2 and 3, and to recover payments previously made as set forth herein is in addition to any legal and equitable remedies available to Triumph.
g.
Severability. Should any one or more of the provisions or parts of a provision contained in this Agreement, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement, and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.
h.
Injunctive Relief. Triumph and you acknowledge that the restrictions contained in this Agreement are necessary to protect the legitimate business interests of the parties and that any violation of this Agreement would result in irreparable harm and injury to the other party. In the event of a breach of the provisions of this Agreement, each party agrees that the other party will be entitled to an injunction, without first posting bond, restraining the breaching party from such breach or threatened breach and to any other legal or equitable remedies available to the non-breaching party. The prevailing party will also be entitled to all costs and expenses, including reasonable attorneys’ fees from the breaching party should a court determine that the other party breached this Agreement.
i.
Notification. You agree that in the event you are offered to enter into an employment relationship with a third party at any time during the Restricted Period, the business of which is in any way competitive with the Business, you shall immediately notify Triumph in writing and otherwise advise said other third party of the existence of this Agreement and shall immediately provide said person or entity with a copy of this Agreement.
12.
Company Property: You have returned or agree to return within five (5) business days of your Separation Date, all Triumph property and equipment, including but not limited to any documents or files containing Confidential Information, computers, keys, badges, manuals, credit cards, Company or customer data or documents (electronic or paper and including all copies), phones, parking passes and any other property belonging to the Company or any Released Party.
13.
Cooperation. You agree to make yourself available, attend meetings, give testimony, and otherwise cooperate as reasonably requested by Triumph regarding any litigation, arbitration, administrative proceedings, investigations or other matters of a similar nature involving Triumph of which you had knowledge or are alleged to have had knowledge. Triumph shall provide reimbursement for reasonable expenses associated with this provision. Nothing in this Agreement shall preclude you from responding truthfully to any valid subpoena or from cooperating fully with any governmental investigation, action or proceeding.
14.
Acknowledgement of Release of Age Claims: You acknowledge and agree that the release of claims under the ADEA is subject to special waiver protections under 29 U.S.C. § 626(f). In accordance with that section, you specifically agree that you are knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. By signing this Agreement, you acknowledge that:
a.
You have had at least 21 days to consider the terms of this Agreement and whether or not you should sign it, and if you should execute this Agreement prior to the expiration of the 21-day consideration period, you knowingly and voluntarily waive your right to consider this Agreement for 21 days.
b.
The Company has advised you, and hereby advises you, in writing that you should consult with an attorney of your own choosing prior to signing this Agreement, and that you have consulted with, or have had sufficient opportunity to consult with, an attorney of your own choosing regarding the terms of this Agreement.
c.
You are waiving valuable legal rights and releasing the Company of all claims which may have existed prior to or contemporaneously with the execution of this Agreement, except for those obligations expressly stated in this Agreement, and that you are not waiving any claims that may arise after the date you sign this Agreement.
d.
You have not relied upon any representation or statement made by the Company or any employee or other person on behalf of the Company with regard to the subject matter, meaning or effect of this Agreement and that no statements made by the Company have in any way unduly coerced or influenced you to execute this Agreement.
e.
You have read this Agreement, it has been written in a manner that is easy to understand, and you fully understand its terms.
f.
Except as provided in this Agreement, you have no right or claim, contractual or otherwise, to any or all of the benefits described in section 2 or 3 of this Agreement.
g.
This Agreement does not reflect any admission by the Company of any liability or wrongdoing.
h.
You must sign and return the Agreement to the Human Resources Department within 21 days after your receipt of this Agreement, but in no event prior to the Separation Date, and you further understand and agree that even if you do sign this Agreement, you have the right to revoke it by delivering a notice of revocation in writing to me by mail, personal delivery, or facsimile within seven (7) calendar days of your signing the Agreement. Because you have this right, this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after it is signed by you and has not been revoked. The offer contained in this Agreement will automatically expire if this Agreement, fully executed by you, is not received within twenty-one (21) days of your receipt of this Agreement.
i.
You understand and agree that nothing in the Agreement impairs your right to challenge the waiver of your ADEA claims as permitted by law.
15.
Medicare Lien Provision: You affirm, covenant, and warrant that you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the following sentences apply. You affirm, covenant, and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against the Company and/or Released Parties or under which the Company and/or Released Parties could be liable for medical expenses incurred by you before or after the execution of this Agreement. Furthermore, you are aware of no medical expenses which Medicare has paid and for which the Company and/or Released Parties are or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Company and/or Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
16.
Compliance with Code Section 409A. This Agreement is intended to satisfy the requirements of Code Section 409A and the Treasury Regulations issued thereunder (together, “Section 409A”) with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent (including that any ambiguities or ambiguous terms in this Agreement will be interpreted to comply with or otherwise be exempt from Section 409A) so that none of the payments described in this Agreement will be subject to the additional tax imposed under Section 409A. Each installment payment of compensation pursuant to this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by you and could occur in either of two years, the payment will occur in the later year. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments subject to Section 409A that are made by reason of your “separation from service” within the meaning of Section 409A shall be made to you (or your estate) prior to the date that is six (6) months after the date of your “separation from service” or, if earlier, your date of death. Immediately following any applicable six (6) month delay, all such delayed payments will be paid to you (or your estate) in a single lump sum. That said, Triumph does not and cannot guarantee any particular tax treatment for amounts payable hereunder. Except for Triumph’s responsibility to withhold applicable income and employment taxes from amounts payable to you hereunder, Triumph shall not be responsible for the payment of any applicable taxes incurred by you on amounts paid or provided to you under this Agreement and in no event shall Triumph have any responsibility or liability if this Agreement does not meet any applicable requirements of Code Section 409A. Under no circumstances may the time or schedule of any payment made or benefit described in this Agreement be accelerated or subject to further deferral except as otherwise permitted under Section 409A.
17.
Entire Agreement. This Agreement is the only agreement between you and Triumph regarding post-employment compensation and benefits, and the separation of your employment from Triumph, and it supersedes all prior discussions and agreements regarding your separation and post-employment compensation and benefits. The terms of this Agreement are severable, and if any part or subpart is found to be unenforceable, the other terms shall remain in full force and effect and are valid and enforceable.
18.
Applicable Law. This Agreement shall be interpreted and construed by the laws of the State of Pennsylvania, without regard to conflict of law provisions. You agree that any action or proceeding arising out of or related to this Agreement shall be commenced in federal or state court in Pennsylvania.
19.
Executive Physical. Triumph hereby confirms that it has pre-paid that cost of an executive physical for you to have performed within 6 months following the date of this Agreement.

Thank you for your service and support to Triumph.

Sincerely,

/s/ Katie J. Rykal

Katie J. Rykal

Vice President, Human Resources

If the terms of this Agreement are acceptable to you, please sign and date a copy of this Agreement and return it to me.

/s/ William Kircher

William Kircher

May 31, 2022

Date